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                                                                      EXHIBIT 5

                               October 25, 1996


UtiliCorp United Inc.
911 Main Street
Kansas City, MO 64105

Ladies and Gentlemen:

     We refer to the Registration Statement of UtiliCorp United Inc. (the "Company") on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 6,000,000 shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), to be sold by the Company.

     We are familiar with the proceedings to date with respect to such proposed sale and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for the purposes of this opinion.

     We are of the opinion that when such 6,000,000 shares of Common Stock have been issued and sold by the Company as contemplated by the Registration Statement they will constitute legally issued, fully paid and nonassessable shares of the Company.

     We hereby consent to the reference to our firm under the heading "Legal Opinions" in the prospectus constituting a part of the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement.


                             Very truly yours,

                            /s/ Blackwell Sanders Matheny Weary & Lombardi L.C.